Exhibit 10.3

STRICTLY CONFIDENTIAL

January 18, 2022

Behrooz Abdi

ACE Convergence Acquisition Corp.

1013 Centre Road, Suite 403S

Wilmington, DE 19805

Joy Weiss

Tempo Automation, Inc.

2460 Alameda Street

San Francisco, CA 94103

Re:      Information Rights and Confidentiality Agreement

Dear Mr. Abdi and Ms. Weiss:

Reference is made to that certain Subscription Agreement, dated as of January 18, 2022, by and among (i) ACE Convergence Acquisition Corp., a Cayman Islands exempted company limited by shares, which entity shall migrate to and domesticate as Tempo Automation Holdings, Inc., a Delaware corporation, prior to the Closing (the “Company”), (ii) Tempo Automation, Inc., a Delaware corporation (“Tempo”) (solely for purposes of the agreements and obligations set forth in Section 7(e) of the Subscription Agreement), and (iii) each of the subscribers signatory thereto (the “Subscribers”) (as the same may be amended or modified from time to time, the “Subscription Agreement”), pursuant to which Tor Asia Credit Opportunity Master Fund II LP and/or one or more of its affiliates or affiliated investment funds and/or managed or controlled accounts (collectively, “Tor”) has subscribed for, and agreed to purchase from the Company, at the Closing, $25 million in aggregate principal amount of 13% Convertible Senior Notes due 2025 (the “Notes”) having the terms set forth in that certain Indenture, to be dated as of Closing Date, by and between the Company, as issuer and U.S. Bank, National Association, as trustee (in substantially the form attached to the Subscription Agreement as Exhibit B thereto, the “Indenture”). Capitalized terms used herein, but not defined herein, shall have the meanings ascribed to such terms in the Subscription Agreement.

In connection with the execution of the Subscription Agreement by Tor (as Subscriber), and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the parties hereby acknowledges and agrees, on behalf of itself, as follows:

1.         Agreements.

(a)        Liquidity Reporting. No later than five (5) Business Days (as defined in the Indenture) following the end of each calendar quarter, the Company shall certify in writing to Tor the Cash Amount (as defined in the Indenture) (and the component parts thereof) as of the end of the last day of such calendar quarter.

(b)        Access; Inspection Rights. For so long as Tor (or any of its transferees) holds or controls at least $25,000,000 in aggregate principal amount of the Notes, Tor (or such transferee) shall be entitled (i) to visit and inspect any of the Company’s or any of its subsidiaries’ respective properties, (ii) to examine any corporate, financial and operating records of the Company (or any of its subsidiaries), and make copies thereof or abstracts therefrom, and (iii) to discuss the Company’s business, operations, affairs, finances and accounts with its officers, directors and employees, in each case at the reasonable expense of the Company and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance written notice (which may be by e-mail) to the Company; provided that Tor (or such transferee) shall not exercise such rights more often than one time during any calendar quarter.

2.        Effectiveness. This letter agreement shall become effective automatically, and without any further action by any party hereto or any other person, upon the occurrence of the Closing under the Subscription Agreement.

3.         Representations. Each of the Company, Tempo and Tor represents and warrants that it is duly authorized and has the corporate and legal power and authority to enter into this letter agreement and take the acts and actions described herein.

4.         Confidentiality.

(a)         As used in this letter agreement, subject to Section 4(c) below, “Confidential Information” means any and all non-public financial information or other non-public information concerning the Company, its subsidiaries and their affiliates that may hereafter be disclosed to Tor by the Company, its subsidiaries, their affiliates or by any of the directors, officers, employees, agents, consultants, advisors or other representatives (including financial advisors, accountants or legal counsel) (the “Representatives”) of the Company or its subsidiaries, including all notices, minutes, consents, materials, ideas or other information (to the extent constituting information concerning the Company, its subsidiaries and their affiliates that is non-public financial information or other non-public information) provided to Tor.

(b)        Except to the extent permitted by this Section 4(b) or by Section 4(c) or Section 4(d) below, Tor shall keep such Confidential Information strictly confidential and shall not use the Confidential Information for any purpose other than monitoring Tor’s investment in the Company and exercising Tor’s rights as an investor in the Company and its rights under this letter agreement; provided, that Tor may share Confidential Information with its affiliates and its and their respective directors, officers, employees, agents, consultants, advisors, legal counsel and other representatives (each, a “Permitted Recipient”) who (a) have a need to know such information and (b) are informed of the confidential nature of such information; provided, further, that, subject to Section 4(e) below, the foregoing shall not apply to the extent Tor or any of the Permitted Recipients is requested or compelled to disclose Confidential Information by statute, rule, regulation, arbitral or judicial or regulatory process or otherwise requested by any governmental authority.

(c)         The term “Confidential Information” does not include information that (i) is or becomes generally available to the public other than (a) as a result of a disclosure by Tor in violation of this letter agreement or (b) in violation of a confidentiality obligation to the Company or its subsidiaries known to Tor, (ii) is or becomes available to Tor or the Permitted Recipients on a non-confidential basis from a source not known by Tor or any of its affiliates to have an obligation of confidentiality to the Company or its subsidiaries, (iii) was already known to Tor or any of its affiliates or the Permitted Recipients at the time of disclosure, or (iv) is independently developed by Tor or any of its affiliates or the Permitted Recipients without reference to any Confidential Information disclosed to Tor.

(d)        Tor acknowledges and will advise the Permitted Recipients that United States securities laws prohibit any person who has received from an issuer any material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

(e)        In the event that Tor or any of the Permitted Recipients is required or compelled by statute, rule, regulation, arbitral or judicial process or otherwise requested by any governmental or regulatory authority to disclose the Confidential Information, Tor (or, if applicable, such Permitted Recipient) shall use commercially reasonable efforts, to the extent permitted and practicable, to provide the Company with prompt prior written notice of such requirement so that the Company or its subsidiaries or their affiliates may seek, at such their sole expense and cost, an appropriate protective order. If in the absence of a protective order, Tor or any of its affiliates or any Permitted Recipient is nonetheless legally required or compelled to disclose Confidential Information, such person may disclose only the portion of the Confidential Information or other information that it is so legally required or compelled or requested to be disclosed.

(f)         All Confidential Information disclosed by the Company, its subsidiaries or their Representatives to Tor is and will remain the property of the Company, so long as such information remains Confidential Information.

(g)        It is understood and acknowledged that neither the Company, its subsidiaries nor any Representative makes any representation or warranty as to the accuracy or completeness of the Confidential Information or any component thereof.

(h)         Notwithstanding anything herein to the contrary, the obligations of this Section 4 will automatically expire one (1) year after the termination of this letter agreement.

5.        Termination. This letter agreement will automatically terminate, and all provisions hereof and all related rights and obligations of the parties hereunder will terminate without any further liability on the part of any party in respect hereof, upon the earliest to occur (a) the termination of the Subscription Agreement in accordance with the terms thereunder (other than a termination in connection with the Closing), (b) the date and time on which all of the Notes held by Tor are converted into Common Stock (as defined in the Indenture), and (c) with respect to Tor, the date and time on which Tor no longer owns or controls at least $25,000,000 in aggregate principal amount of the Notes.

6.         Miscellaneous.

(a)         Entire Agreement; Amendments; Counterparts. This letter agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings among the parties with respect to such subject matter. This letter agreement may not be assigned by any of the parties hereto. This letter agreement may not be amended, supplemented, modified or waived except by an instrument in writing signed by all of the parties. This letter agreement may be executed in counterparts, each of which, when executed, shall be deemed to be an original and all of which together will be deemed to be one and the same instrument binding upon all of the parties notwithstanding the fact that all parties are not signatory to the original or the same counterpart. For purposes of this letter agreement, facsimile and portable document format signatures shall be deemed originals.

(b)        Governing Law; Venue; No Jury Trial. This letter agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of New York, without giving effect to the conflicts of law principles thereof except sections 5-1401 and 5-1402 of the general obligations law of the State of New York. Each party hereby (i) consents to submit itself to the personal jurisdiction of the federal court of the Southern District of New York or any state court located in New York County, State of New York in the event any dispute arises out of or relates to this letter agreement or any of the transactions contemplated by this letter agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, including, without limitation, a motion to dismiss on the grounds of forum non conveniens, and (iii) agrees that it will not bring any action arising out of or relating to this letter agreement or any of the transactions contemplated by this letter agreement in any court other than the federal court of the Southern District of New York or any state court located in New York County, State of New York. EACH PARTY HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THE PERFORMANCE OF ANY SUCH RIGHTS OR OBLIGATIONS.

(c)         Notices. All notices, requests, demands, claims and other communications required or permitted under this letter agreement shall be in writing and must be delivered by nationally recognized overnight courier, e-mail or personal delivery.  Any such notice, request, demand, claim, or other communication to either party shall be deemed duly given, as applicable, (i) on the date of receipt by the addressee if sent by overnight delivery, (ii) when sent, if sent by e-mail (provided that (x) the sender’s computer provides confirmation of transmission or receipt evidencing that such communication was sent to the appropriate email address on a specified date and (y) a copy of the same notice or other communication sent by email is also sent by overnight delivery on the same day as such email is sent) or (iii) upon personal delivery, in each case, to the address or email address set forth for such party on its signature page hereto (or at such other address for a party as may be specified by like notice given to the other party).

[Signature Page Follows.]

If the foregoing is acceptable, please execute the enclosed copy of this letter agreement and return it to the undersigned.

TOR ASIA CREDIT OPPORTUNITY MASTER FUND II LP

By: TACOF II GP LLC
Its: General Partner

By:	/s/ James Sweeney
Name:	James Sweeney
Title:	Authorized Signatory

[Signature Page to Letter Agreement]

ACCEPTED AND AGREED:

ACE CONVERGENCE ACQUISITION CORP.

By:	/s/ Denis Tse
Name:	Denis Tse
Title:	Secretary and Director
Date:	January 18, 2022

Notice Address:

ACE Convergence Acquisition Corp.

1013 Centre Road, Suite 403S

Wilmington, DE 19805

Attention: Denis Tse

Email: denis@acev.io

Tempo Automation, Inc.

By:	/s/ Joy Weiss
Name:	Joy Weiss
Title:	President & CEO
Date:	1/18/2022

Notice Address:

Tempo Automation, Inc.

2460 Alameda St

San Francisco, CA 94103

Attention: Ryan Benton

Email: rbenton@tempoautomation.com

[Signature Page to Letter Agreement]